Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

DATE: February 4, 2015

XENIA HOTELS & RESORTS ANNOUNCES LISTING OF ITS COMMON STOCK ON THE

NYSE AND RINGING OF THE OPENING BELL

COMMENCES TENDER OFFER TO PURCHASE UP TO

$125 MILLION IN VALUE OF ITS SHARES OF COMMON STOCK

Orlando, FL – February 4, 2015 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced the successful completion of its spin-off from Inland American Real Estate Trust, Inc. Starting today, Xenia common stock will begin trading on the New York Stock Exchange (“NYSE”) under the symbol “XHR”. In connection with the listing of its shares of common stock on the NYSE, members of Xenia’s management team will ring The Opening Bell at 9:30 a.m. EST today at the NYSE to celebrate the first day of trading.

“Today, the board of directors, the executive management team and our employees celebrate the start of a new independent real estate investment trust that invests in premium hotels, with a focus on the top 25 lodging markets and key leisure destinations in the United States,” said Marcel Verbaas, President and Chief Executive Officer of Xenia.

In connection with the spin-off and listing, Xenia today commenced a modified “Dutch Auction” self-tender offer (the “Tender Offer”) to purchase for cash up to $125 million in value of shares of the Company’s common stock. In accordance with the terms of the offer to purchase and letter of transmittal, Xenia will select the lowest price, not greater than $21.00 nor less than $19.00 per share, net to seller in cash, less any applicable withholding taxes and without interest, that will enable Xenia to purchase the maximum number of shares of common stock having an aggregate purchase price not exceeding $125 million. Xenia expects to fund the tender offer with cash on hand.

The Tender Offer will expire at 5:00 P.M., New York City Time, on March 5, 2015, unless the Tender Offer is extended or withdrawn. Upon expiration, payment for the shares of common stock accepted for purchase under the Tender Offer will occur as promptly as practicable in accordance with applicable law. Any questions or requests for assistance may be directed to Xenia Investor Services by telephone toll free at (844) 248-2205.

The Company has posted a copy of a presentation that it has made to the investment community and 2015 financial information guidance on its new Investor Relations page at www.xeniareit.com. Xenia’s recorded presentation, when available, will also be posted to the Investor Relations page.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. As of September 30, 2014, we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott, Hilton, Hyatt, Starwood, Kimpton, Aston, Fairmont and Loews, as well as leading independent management companies, under various nationally recognized brands. For more information on our business, refer to the company website at www.xeniareit.com.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the modified “Dutch Auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will publish, send or give to stockholders, and file such materials with the SEC. Stockholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials when they become available because they contain important information, including the terms and conditions of the Tender Offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials after they are filed by the Company with the SEC at the SEC’s website at www.sec.gov.

Forward-Looking Statements Disclaimer

Certain statements in this letter constitute “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “predict,” “potential,” “continue,” “likely,” “plan,” “seek,” “may,” “will,” “should,” “would” and “could.” These forward-looking statements are not historical facts but are the intent, belief or current expectations of the Company’s management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in the Company’s most recent registration statement on Form 10, as filed with the SEC. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as may be required by applicable law. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email,

please visit our website at www.xeniareit.com

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